 Exhibit 5.1

March 4, 2026 NRG Energy, Inc. 1301 McKinney Street Houston, Texas 77010

Ladies and Gentlemen:

We have acted as New York counsel to NRG Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of: (i) the Company’s Registration Statement on Form S-3ASR (File No. 333-293137) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 2, 2026 and which became effective upon its filing with the Commission, and the related prospectus forming part of the Registration Statement (the “Base Prospectus”), and (ii) the prospectus supplement, dated March 2, 2026, relating to the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of an aggregate of up to 16,445,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and in accordance with the underwriting agreement, dated March 2, 2026 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders, and the underwriters thereto.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any Prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the sale of the Shares. In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;
(b)	the Prospectus;
(c)	the Underwriting Agreement;
(d)	a copy of the Company’s Amended and Restated Certificate of Incorporation, dated May 1, 2025, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2025;
(e)	a copy of the Sixth Amended and Restated By-Laws of the Company, amended and restated as of December 1, 2022, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K and filed with the Commission on December 2, 2022;
(f)	a copy of the resolutions adopted by the Company’s board of directors (the “Board”) on February 19, 2026;
(g)	a certificate dated the date hereof of the Secretary of the Company, certifying as to the name, title and incumbency of officers of the Company signing the Underwriting Agreement or other documents in connection therewith;
(h)	a copy of a certificate, dated February 27, 2026, of the Delaware Secretary of State, certifying the existence and good standing of the Company under the laws of the State of Delaware; and
(i)	the Specimen of Certificate representing common stock of NRG Energy, Inc.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition in rendering the opinions expressed below, we have assumed that the Shares will be executed and countersigned by the transfer agent or registrar therefor and delivered by the Selling Stockholders, as applicable, in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing assumptions, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares, when delivered by the Selling Stockholders pursuant to the Underwriting Agreement against the payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K and its incorporation into the Registration Statement and to the reference to our firm as counsel for the Company under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

DN / DJ / JYC / JH / AC